Yu Certified Public Accountant PC
Professionalism, Expertise, Integrity

March 26, 2018

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated March 27, 2018 of Western Lucrative Enterprises, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our declining to stand for re-appointment as the Company's independent registered public accounting firm.

Very truly yours,

Yu Certified Public Accountant P.C.

Yu Certified Public Accountant, P.C.
New York, NY

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